Exhibit 99.1

Stryker Corporation Announces Pricing of Senior Notes

Kalamazoo, Michigan, Jan 12, 2010 /PRNewswire via COMTEX/ — Stryker Corporation (NYSE: SYK) announced today that it has priced an offering to sell $500 million of senior unsecured notes due 2015 (the “2015 Notes”) and $500 million of senior unsecured notes due 2020 (the “2020 Notes”). The 2015 Notes will bear interest at 3.00% per year and, unless previously redeemed, will mature on January 15, 2015. The 2020 Notes will bear interest at 4.375% per year and, unless previously redeemed, will mature on January 15, 2020.

The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, including acquisitions, stock repurchases and other business opportunities.

As previously announced, BofA Merrill Lynch, Barclays Capital and Wells Fargo Securities are acting as joint book-running managers for the offering. This offering is being made pursuant to a prospectus supplement to the Company’s prospectus, dated January 12, 2010, filed as part of the Company’s effective universal shelf registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the notes may be obtained by contacting the joint book-running managers: Banc of America Securities, Attn: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by calling 800-294-1322 or by emailing dg.prospectus_distribution@bofasecurities.com; Barclays Capital, c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 888-603-5847 or by emailing Barclaysprospectus@broadridge.com; or Wells Fargo Securities, Attn: Syndicate Operations, 1525 West W.T. Harris Blvd. NC0675, Charlotte, NC 28262 or by calling 800-326-5897 or by emailing prospectus.specialrequests@wachovia.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the Company’s ability to consummate the offering of senior unsecured debt securities; weakening of general economic conditions; changes in financial markets; and other risks and uncertainties contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world’s leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company’s products include implants used in joint replacement, trauma, and spinal surgeries; surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling and emergency medical equipment; as well as other medical device products used in a variety of medical specialties. For more information about Stryker, please visit www.stryker.com.

CONTACT    Katherine A. Owen

                           Vice President, Strategy and Investor Relations

                           269-385-2600